EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Company - 616/945-2491
Or
Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. - 616/233-0500

Hastings Manufacturing Co. Reaches Settlement in Retiree Lawsuit

HASTINGS, Michigan, December 4, 2002 -- Hastings Manufacturing Company (AMEX: HMF) today announced that it has reached a court-approved settlement in a lawsuit filed two years ago by retirees of the Company. Terms of the settlement were not disclosed.

"We are pleased to bring closure to this issue with a settlement that is fair and equitable for all parties," said Mark Johnson, chief executive officer of Hastings. "Throughout the course of this matter, we have sought to do what's right for our current employees, our shareholders, customers, suppliers - and our retirees. With this settlement, we believe we have succeeded in doing just that."

The original complaint, filed in January 2000 in U.S. District Court for the Western District of Michigan, alleged the Company breached its collective bargaining agreements with retirees by improperly modifying their healthcare benefits. Hastings said the settlement will be treated as a plan amendment that will be largely charged to expense in the future. Based on preliminary estimates, which are subject to change, pre-tax expense of approximately $350,000 is attributable to 2002 as a result of the agreement to provide additional healthcare benefits to retirees. In anticipation of the settlement and based on ongoing negotiations, the increased 2002 expense was recognized throughout the year, resulting in a minimal impact on the fourth quarter. Future pre-tax expense of the plan amendment, beyond 2002, is estimated to be approximately $325,000 (excluding the interest component of postretirement benefit expense) for each of the next 11 years.

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine products including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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